Exhibit 10.27

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is made and entered into as of October 7, 2011, by and between Edward Jordan (“Employee” or “You”) and Augme Technologies, Inc., a Delaware corporation (the “Company” or “Employer”), regarding the termination of Employee’s employment with the Company as of October 7, 2011 (the “Separation Date”). Employee and the Company are sometimes each referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Employment Agreement, effective July 22, 2011, between the Company and the Employee (the “Employment Agreement”).

WITNESSETH:

WHEREAS, Employee and the Company desire to separate from their business relationship as provided herein;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1.                                           Effective October 7, 2011 (the “Separation Date”), your employment with the Company (including any and all offices you hold with the Company or any of its subsidiaries, including without limitation the offices of Chief Financial Officer and Principal Financial Officer of the Company) is hereby terminated. The Parties understand and agree that neither the making of this Agreement nor the fulfillment of any condition or obligation of this Agreement constitutes an admission of any liability or wrongdoing by either Party.

2.                                           This Agreement terminates the Employment Agreement, except for Sections 10, 11 and 16 thereof, which shall remain in full force and effect.

3.                                           Except as set forth in Section 2 of this Agreement, this Agreement supersedes any and all other agreements, written or verbal, which may exist between the Company and Employee concerning Employee’s separation from the Company, including without limitation any representations made to Employee by any executive officer or director of the Company.

4.                                           Employee Acknowledgments.

(a)                                     You have been advised by the Company to consult with the attorney of your choice prior to signing this Agreement.

(b)                                     You have been given a period of at least forty-five (45) days within which to consider this Agreement.

(c)                                      You would not be entitled to receive all of the consideration offered to You herein but for your signing this Agreement.

(d)                                     You may revoke this Agreement within seven (7) days after the date You sign it by providing written notice of the revocation to Company so that it is received by the Chief Executive Officer of the Company no later than the seventh day after You sign it. It is understood and agreed that any notice of revocation received after the expiration of this seven (7) day period shall be null and void.

5.                                 It is further expressly agreed by the Parties that this Agreement shall not become effective or enforceable and the consideration referred to in Section 7 below and elsewhere herein will not be paid until the seven (7) day revocation period described in Section 4(d) above has expired. Therefore, it is expressly agreed by the Parties that the “Effective Date” of this Agreement is the first day after the date the seven (7) day revocation period has expired.

6.                                 Employee represents that he has consulted or has had sufficient opportunity to discuss with any person, including the attorney of his choice, all provisions of this Agreement, that he has carefully read and fully understands all the provisions of this Agreement, that he is competent to execute this Agreement, and that he is voluntarily entering into this Agreement of his own free will and accord, without reliance upon any statement or representation of the Company or its representatives.

7.                                 Provided that Employee does not revoke this Agreement and complies with his obligations hereunder, the Company agrees as follows:

(a)                                     On the Effective Date and the first day of each of the 17 months that commence after the Effective Date, the Company will mail to Employee payments of $23,106.91 (less statutory deductions).

(b)                                     Employee agrees that Company is to withhold all taxes it determines it is legally required to withhold.

8.                                 The Parties agree that as of the Effective Date, Employee owns fully-vested options to purchase 183,333 shares of common stock of the Company (the “Options”). Employee further agrees that, to the extent that Employee has been granted in excess of 183,333 options to purchase common stock of the Company, Employee’s rights with respect to any such options in excess of 183,333 have not yet vested, will not vest, and Employee will have no rights with respect to such options. Employee may exercise the Options at any time before March 31, 2013 according to the terms of the Options and the Company’s Incentive Stock Option Plan. Employee’s right to exercise the Options terminates on March 30, 2013.

9.                                 Except as provided in Sections 8 above and 12(a) below, upon the Effective Date, Employee will cease to be eligible to participate under any stock option, bonus, incentive compensation, commission, medical, dental, life insurance, retirement, and other compensation or benefit plans of the Company and will have no rights under any of those plans. This provision is not intended to waive Employee’s rights, if any, under COBRA.

10.                          Effective as of the Separation Date, You will be deemed to have resigned as the Chief Financial Officer and Principal Financial Officer of the Company, it being agreed and understood that this Agreement shall serve as irrevocable written notice of such resignation. Furthermore, on the Separation Date, you will deliver to the Company an executed resignation letter, in substantially the form attached hereto as Exhibit A. The contents of the resignation letter shall form the substance of the Company’s 8-K filing with respect to the Employee’s departure.

11.                                    Employee represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement made by the Company or any of its agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise other than the representations contained in this Agreement.

12.                                    Employee agrees as follows:

(a)                       As a material inducement to the Company to enter into this Agreement and subject to the terms of this Section 13, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of its parents, owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), affiliates and all persons acting by, through, under or in concert with any of them (collectively “Company Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, “Claim” or “Claims”) which Employee now has, owns, holds, or which Employee at any time heretofore had, owned, or held against any of the Company Releasees, including, but not limited to: (a) all Claims arising under the Age Discrimination in Employment Act of 1967, as amended, and Executive Order 11141; (b) all Claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, and Executive Order 11246; (c) all Claims arising under the Employee Retirement Income Security Act of 1974, as amended; (d) all Claims arising under the Americans With Disabilities Act of 1990, as amended, and Sections 503 and 504 of the Rehabilitation Act of 1973, as amended; (e) all Claims arising under the Family and Medical Leave Act of 1993, as amended; (f) all Claims arising under the Equal Pay Act, as amended; (g) all Claims arising under the WARN Act, as amended; (h) all Claims arising under the Fair Labor Standards Act of 1938, as amended; (i) all Claims related to Employee’s employment with the Company; (j) all Claims of unlawful discrimination or harassment based on age, sex, race, religion, national origin, handicap, disability, sexual orientation or otherwise; (k) all Claims of wrongful discharge, breach of an implied or express employment contract, negligent or intentional infliction of emotional distress, libel, defamation, breach of privacy, fraud, breach of any implied covenant of good faith and fair dealing and any other federal, state, or local common law or statutory claims; (1) all Claims related to unpaid wages, salary, overtime compensation, bonuses, severance pay, vacation pay, expenses or other compensation or benefits arising out of Employee’s employment with the Company; (m) all Claims arising under any federal, state or local regulation, law, code or statute; (n) all Claims of discrimination arising under any state or local law or ordinance; and (o) all Claims relating to any agreement, arrangement or understanding that Employee has, or may have, with the Company (including, without limitation, the Employment Agreement, but specifically excluding this Agreement). Notwithstanding anything to the contrary contained in this subsection (a), the Company agrees that Employee shall remain a beneficiary under any past and current Directors and Officers or Employment Practices Liability Insurance policies, and notwithstanding anything to the contrary contained in this Agreement, Employee is not releasing in any way any coverage under said Directors and Officers or Employment Practices Liability Insurance policies.

(b)                       Employee covenants and promises not to sue or otherwise pursue legal action or arbitration against the Company, other than for breach of this Agreement, and further covenants and promises to indemnify and defend the Company against any and all such claims, demands and causes of action, if asserted, and to pay all reasonable costs and attorneys’ fees relating to the defense of any such claim, demand, or cause of action brought by him. Employee agrees that should any legal action or arbitration be pursued on his behalf by any other person or entity against the Company regarding claims released by Employee in this Agreement, Employee will not accept recovery from such action or arbitration, but will assign such recovery to the Company and agrees to indemnify the Company against such claims and assessment of damages. Employee further represents that he has filed no lawsuits and/or commenced no arbitration proceedings against the Company.

(c)                        Employee represents that Employee has not assigned or transferred any Claim he is releasing, nor has Employee purported to do so.

(d)                       Employee further promises and agrees that he will not at any time disparage the Company or any of its directors, officers, employees, products, operations, policies, decisions, advertising or marketing programs, if the effect of such disparagement reasonably could be anticipated to cause material harm to the Company’s reputation, business, interests or to the morale among its work force, or the reputation of any Company employee. Additionally, Employee will refer all inquiries that he receives (whether written or oral) regarding the business or operations of the Company to the CEO (or his designee).

13.                      The Company agrees as follows:

(a)                       As a material inducement to Employee to enter into this Agreement and subject to the terms of this paragraph, the Company, on its own behalf and on behalf of each of the Company Releasees, hereby irrevocably and unconditionally releases, acquits and forever discharges Employee, and his heirs, representatives, successors and assigns (collectively, the “Employee Releasees”), from any and all Claims which any Company Releasee now has, owns, holds, or which any Company Releasee at any time heretofore had, owned, or held against any of the Employee Releasees.

(b)                       The Company covenants and promises not to sue or otherwise pursue legal action or arbitration against Employee, other than for breach of this Agreement or the surviving provisions of the Employment Agreement, and further covenants and promises to indemnify and defend Employee against any and all such claims, demands and causes of action, if asserted, and to pay all reasonable costs and attorneys’ fees relating to the defense of any such claim, demand, or cause of action brought by the Company. The Company agrees that should any legal action or arbitration be pursued on its behalf by any person or other entity against Employee regarding the claims released in this Agreement, the Company will not accept recovery from such action or arbitration, but will assign such recovery to Employee and agrees to indemnify Employee against such claims and assessment of damages. The Company further represents that it has filed no lawsuits or arbitrations against Employee.

(c)                                  The Company covenants to indemnify Employee against any claim brought against Employee based upon any document Employee signed on Company’s behalf and submitted to the SEC.

(d)                                 The Company further promises and agrees that it will not at any time disparage Employee, if the effect of such disparagement reasonably could be anticipated to cause material harm to Employee’s reputation.

14.                                    Attached hereto as Exhibit B is a list which identifies: (a) the group of individuals who are being discharged for reasons unrelated to job performance and because their positions are redundant of positions held by others (the “Group”); (b) the ages and job titles of the employees within such Group; and (c) the ages of all persons within the same organizational unit as Employee who are not part of the Group.

15.                                    Notwithstanding anything in this Agreement to the contrary, the Company and Employee agree that any changes to this Agreement must be done on a mutually agreeable basis in a writing executed by both Parties and that, absent such an executed writing, this entire Agreement shall remain in full force and effect.

16.                                    If Employee or the Company determines that the other has breached this Agreement, the non-breaching Party will notify the Party in breach of that fact in writing and the Party in breach will be afforded ten (10) days to cure the breach to the extent that it can be cured.

17.                                    Employee acknowledges that within three days of the Effective Date, he will return to the Company any and all property of the Company in his possession, custody or control, such as (but not limited to) accounting records, sales agreements, marketing plans and related information, product development plans and related information, trade secret information, pricing information, vendor information, financial information, telephone lists, computer software and hardware, keys, credit cards, telephone, camera and office equipment. Notwithstanding the generality of the foregoing, Employee shall be permitted to retain the laptop computer the Company provided to him during his employment.

18.                                    No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by both Parties. No waiver or default of any term of this Agreement shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

19.                                    This Agreement shall be binding upon Employee and upon Employee’s heirs, administrators, representatives, executors, trustees, successors and assigns.

20.                          It is further expressly agreed and understood that the Parties will promptly execute any and all documents that are necessary and appropriate to effectuate the terms of this Agreement.

21.                                    It is expressly agreed and understood that the contents of this Agreement, including its terms, shall not be disclosed, released or communicated to any person (except to the Parties’ attorneys, spouses, and tax consultants), including natural persons, corporations, partnerships, limited partnerships, joint ventures, sole proprietorships or other business entities, except for the purpose of enforcing this Agreement or any provision therein or pursuant to a lawful subpoena or except as otherwise required by applicable law (including, without limitation, Federal securities laws). Each Party agrees to give reasonable notice to the other in the event disclosure of this Agreement is sought by subpoena or otherwise.

22.                                    This Agreement is entered into and shall be interpreted, enforced and governed by the law of the State of New York. Any action regarding this Agreement shall be brought in a court in New York City. In any proceeding to enforce this Agreement, the prevailing Party shall be entitled to costs and reasonable attorneys’ fees.

23.                                    All notices and other communications hereunder shall be in writing and shall be given by personal delivery, mailed by registered or certified mail (postage prepaid, return receipt requested), sent by facsimile transmission, sent by e-mail, or sent by a nationally recognized overnight courier service to the parties at the following addresses:

If to the Company:

Paul Arena
Augme Technologies, Inc.
43 W. 24th Street, 11th Floor
New York, New York 10010
paul.arena@augme.com

If to Employee:	Edward Jordan
34 Lynchburg Court
Belle Mead, NJ 08502
ebj8@yahoo.com

24.                                    The Parties agree that the Agreement may be executed in multiple originals.

EXECUTED as of the Contract Date.

/s/ Edward Jordan
Edward Jordan

AUGME TECHNOLOGIES, INC.

By:	/s/ Paul R. Arena
Printed: Paul R. Arena
Title: CEO

EXHIBIT A

Form of Resignation Letter

[SEE ATTACHED DOCUMENT]

October 7, 2011

Paul Arena

Augme Technologies, Inc.

43 W. 24th Street, 11th Floor

New York, New York 10010

Dear Paul:

By this letter I submit my resignation as an officer and employee of Augme Technologies, Inc., effective as of October 7, 2011. I have decided to pursue other career opportunities and wish the Company the best of luck in its future endeavors.

Sincerely,

/s/ Edward Jordan
Edward Jordan

EXHIBIT B
The Group of individuals who are being discharged for reasons unrelated to job performance and because their positions
are redundant of positions held by others.
There is no timeline relating to the plan of discharge.

Age	Job Title
34	Chief Marketing Officer
34	Director of Sales
50	Chief Financial Officer
46	Regional Account Executive

List of all employees in the same organizational
unit as Employee, who are not part of the Group

Age	Job Title
24	Staff Accountant
46	VP of Finance
49	Financial Reporting Manager